Exhibit 99.1

Torvec, Inc. Signs Development Agreement with Chinese Automaker

ROCHESTER, N.Y., January 28, 2013 (GLOBE NEWSWIRE) — Richard A. Kaplan, Chief Executive Officer of Torvec, Inc. (OTCQB: TOVC), announced today that Torvec has entered into an agreement with Chinese automotive manufacturer, BAIC Motor Co., Ltd. Under the agreement, BAIC Motor Co., Ltd. will pay Torvec to manufacture a number of prototypes of its IsoTorque® differential for one of BAIC's anticipated future car models. Torvec will supply BAIC with these prototypes for its evaluation and testing.

BAIC Motor Co., Ltd. operates as a subsidiary of Beijing Automotive Industry Holding Co., Ltd, the fifth-largest carmaker in China in terms of sales. BAIC Motor Co., Ltd manufactures passenger cars and off-road vehicles for the Chinese market. Its parent company, Beijing Automotive Industry Holding Co., Ltd. has made successful joint venture partnerships with Hyundai Motor and Daimler AG.

Under the agreement, BAIC will furnish Torvec with specifications, drawings, differential housings and will pay Torvec to manufacture prototype IsoTorques for a specific vehicle application.

Keith Gleasman, Vice President of Marketing, stated: “This is a great opportunity for Torvec to work with an established auto manufacture in the world's largest automotive market. It is also a great opportunity for BAIC to adopt this outstanding technology.”

Forward-Looking Statements

This news release may contain forward looking statements regarding Torvec's future economic performance and prospects that are subject to risks and uncertainties. These risks and uncertainties could cause actual results to differ from those described in such statements. Such risks and uncertainties include those described from time to time in Torvec's SEC reports, including its most recent Annual Report on Form 10-K.

About Torvec, Inc.

Torvec, Inc. is a publicly traded company that develops and markets advanced automotive and hydraulic power technologies. Its IsoTorque® differential sets the bar for differential design. The IsoTorque improves the traction, handling, performance and safety of a vehicle without the need for complex electronics and clutches that wear out. The Torvec hydraulic pump is a breakthrough in hydraulic design, which delivers unsurpassed performance, all in a package that is smaller and lighter than existing technologies. For additional information, please visit www.torvec.com.

CONTACT:

Robert W. Fishback

(585) 254-1100